Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-268073, 333-262322 and 333-221589) of Stellar Bancorp, Inc. of our report dated March 15, 2023 relating to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10‑K.

/s/ Crowe LLP

Dallas, Texas
March 15, 2023